SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant To Section 14(A) Of The Securities
                              Exchange Act Of 1934


FILED BY THE REGISTRANT  [x]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  DESIGNS, INC.
                (Name of Registrant as Specified In Its Charter)

                                      [ ]
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:




DETACH HERE


PROXY

DESIGNS, INC.

66 B Street, Needham, Massachusetts 02494

This Proxy Is Solicited On Behalf Of The Board Of Directors
For The Annual Meeting Of Stockholders To Be Held On July 31, 2001

     The undersigned stockholder of Designs, Inc., hereby appoints David A. Levin and Dennis R. Hernreich, and each of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on July 31, 2001, at 9:00 A.M. local time, at the Friars Club, 57 East 55th Street, New York, New York, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.



-----------                                                       -----------
SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE)      SEE REVERSE
   SIDE                                                                SIDE
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DETACH HERE

 ___
|   | PLEASE MARK
| X | VOTES AS IN
|_ _| THIS EXAMPLE.

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES, "FOR" THE APPROVAL OF THE AMENDMENT TO DESIGNS, INC. 1992 STOCK OPTION PLAN, AND "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.
RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESIGNS, INC. DATED JUNE 22, 2001.

1.   Election of Directors:    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
ALL NOMINEES NAMED BELOW.

          Nominees: (1) Seymour Holtzman, (2) David A. Levin, (3) Stanley J. Berger, (4) Alan Cohen, (5) Jesse Choper, (6) Robert L. Patron, (7) George T. Porter Jr., (8) Jeremiah P. Murphy, Jr. and (9) Joseph Pennacchio

                 ___                       ___
                |   |    FOR              |   | WITHHELD
                |   |    ALL              |   | FROM ALL
                |___|  NOMINEES           |___| NOMINEES




|___|________________________________________________________
FOR, except vote withheld from the nominee(s) as noted above.


2. Amendment To Designs, Inc. 1992 Stock Incentive Plan: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.


     FOR           AGAINST           ABSTAIN
     ____            ___               ___
    |    |          |   |             |   |
    |____|          |___|             |___|


3. Ratification of selection of Ernst & Young LLP as independent auditors for the Company: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3.

     FOR           AGAINST           ABSTAIN
     ____            ___               ___
    |    |          |   |             |   |
    |____|          |___|             |___|

                                                                    ___
                  MARK HERE IF YOU PLAN TO ATTEND THE MEETING      |   |
                                                                   |___|

                                                                    ___
                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     |   |
                                                                   |___|


IMPORTANT: Please sign your name or names exactly as printed on this proxy and fill in the date next to your signature. If more than one person is named, each must sign. When signing as attorney, executor, administrator, trustee or guardian, give title as such. If the stockholder is a corporation, this proxy should be signed by an authorized officer and such officer should state his/her title.

Signature: ________________ Date: ____ Signature: _________________ Date: ____








                              DESIGNS, INC.
                  Notice of Annual Meeting of Stockholders

                       to be held on July 31, 2001

Notice is hereby given that the 2001 Annual Meeting of Stockholders of Designs, Inc. (the "Company") will be held at the Friars Club, 57 East 55th Street, New York, New York at 9:00 A.M., local time, on Tuesday, July 31, 2001 for the following purposes:

   1. To elect nine directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.
   2. To approve an amendment to Designs, Inc. 1992 Stock Incentive Plan to allow the Company to grant options with respect to up to 270,000 shares of the common stock to any individual participant during any fiscal year with an exercise price not less than fair market value of such stock on the date of grant.
   3. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending February 2, 2002.
   4. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote FOR the election of all nine nominees to serve as directors of the Company, FOR the proposed amendment to the 1992 Stock Incentive Plan and FOR the appointment of Ernst & Young LLP as the Company's independent auditors.

The Company's Annual Report on Form 10-K for the fiscal year ending February 3, 2001 is being mailed to stockholders along with the attached Proxy Statement.

The Board of Directors has fixed the close of business on June 4, 2001 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on June 4, 2001 will be available for inspection by any stockholder of the Company for any purpose germane to the Annual Meeting during normal business hours at the Company's principal executive office, 66 B Street, Needham, Massachusetts, 02494, beginning on July 20, 2001 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting. Stockholders who attend the Annual Meeting may vote their shares personally, even though they have sent in proxies.

                                   By order of the Board of Directors,
                                   /s/ DENNIS R. HERNREICH
                                   DENNIS R. HERNREICH
                                   Secretary
Needham, Massachusetts
June 22, 2001
IMPORTANT: Please mark, date, sign and return the enclosed proxy as soon as possible. The proxy is revocable and it will not be used if you give written notice of revocation to the Secretary of the Company at 66 B Street, Needham, Massachusetts 02494, prior to the vote to be taken at the Annual Meeting, if you lodge a later-dated proxy or if you attend and vote at the Annual Meeting.



















































                             DESIGNS, INC.
                              66 B Street
                      Needham, Massachusetts 02494
                            (781) 444-7222

                            Proxy Statement
                     Annual Meeting of Stockholders
                             July 31, 2001

                            USE OF PROXIES

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about June 22, 2001, in connection with the solicitation by the Board of Directors of Designs, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders, to be held at the Friars Club, 57 East 55th Street, New York, New York at 9:00 A.M., local time, on Tuesday, July 31, 2001, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' instructions. Stockholders are encouraged to vote on the matters to be considered. However, if no instructions have been specified by a stockholder, the shares covered by an executed proxy will be voted (i) FOR the election of all nine nominees to serve as directors of the Company, (ii) FOR the proposal to amend the Designs, Inc. 1992 Stock Incentive Plan, (iii) FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, and
(iv) in the discretion of the proxies named in the proxy card with respect to any other matters properly brought before the Annual Meeting. Any stockholder may revoke such stockholder's proxy at any time before it has been exercised by attending the Annual Meeting and voting in person or by filing with the Secretary of the Company either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

Only holders of the Company's common stock, par value $0.01 per share ("Common Stock"), of record at the close of business on June 4, 2001, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. On that date, there were 14,473,486 shares of the Common Stock issued and outstanding, excluding shares held by the Company in treasury. Each share is entitled to one vote at the Annual Meeting. A plurality of the votes of shares of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors, and the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for all other matters. No votes may be taken at the Annual Meeting, other than a vote to adjourn, unless a quorum, consisting of a majority of the shares of Common Stock outstanding as of the record date, is present in person or represented by proxy at the Annual Meeting. Any stockholder who attends the Annual Meeting may not withhold such stockholder's shares from the quorum count by declaring such shares absent from the Annual Meeting. Shares voted to abstain or to withhold as to a particular matter, or as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a particular matter, shall be deemed present for quorum purposes. Such shares, however, will not be deemed to be voting with respect to election of directors and will not count as votes for or against such election. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.
ITEM 1

ELECTION OF DIRECTORS

The Board of Directors, in accordance with the By-Laws of the Company, as amended (the "By-Laws"), has set the number of members of the Company's Board of Directors at nine. At the Annual Meeting nine nominees, each of whom currently serves as a member of the Board of Directors of the Company, are to be elected to serve on the Board until the 2002 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Seymour Holtzman, David A. Levin, Stanley I. Berger, Jesse Choper, Alan Cohen, Jeremiah P. Murphy, Jr., Robert L. Patron, Joseph Pennacchio and George T. Porter, Jr. Although management expects all nominees to accept nomination and to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NINE INDIVIDUALS NAMED BELOW AS DIRECTORS OF THE COMPANY.

Set forth below is certain information regarding the Company's nominees for directors, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director, their respective ages as of June 4, 2001 and the year in which each became a director of the Company:
                                                                  DIRECTOR
NAME                    AGE    POSITION                              SINCE
----                    ---    --------                            --------

Seymour Holtzman.......  64   Chairman of the Board and Director      2000

David A. Levin.........  50   President, Chief Executive Officer
                              and Director                            2000

Stanley I. Berger......  71   Director                           1976-1999
                                                                 and 2000

Jesse Choper...........  65   Director  (1)(2)                        1999

Alan Cohen.............  64   Director                                2000

Jeremiah P. Murphy, Jr.  49   Director  (1)(3)                        1999

Robert L. Patron.......  55   Director                                1999

Joseph Pennacchio......  54   Director  (1)(2)(3)                     1999

George T. Porter, Jr...  54   Director                                1999

-----------------------------
(1)  Current member of the Audit Committee.
(2)  Current member of the Compensation Committee.
(3)  Current member of the Corporate Governance Committee.


Directors and Executive Officers

Seymour Holtzman was appointed a director of the Company on April 7, 2000 and Chairman of the Board on April 11, 2000. Mr. Holtzman is Chairman and Chief Executive Officer of: Jewelcor Management Inc.; C.D. Peacock, Inc., a prominent Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company. In addition, Mr. Holtzman served as President and Chief Executive Officer of Jewelcor Incorporated (a formerly New York Stock Exchange listed company) from 1973 to 1988. From 1986 to 1988, Mr. Holtzman was Chairman and Chief Executive Officer of Gruen Marketing Corporation (a formerly American Stock Exchange listed company), which distributed watches nationwide and operated retail factory outlets. Mr. Holtzman is currently the Chairman and a Director of Little Switzerland, Inc. and musicmaker.com, inc. Mr. Holtzman is currently on the Board of Directors of Ambanc Holding Co., Inc.

David A. Levin was appointed President and Chief Executive Officer of the Company on April 10, 2000 and a director of the Company on April 11, 2000. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. In addition, Mr. Levin was President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin has worked in the retail industry for almost 30 years.

Stanley I. Berger is a founder of the Company and served as Chairman of the Board from 1976 to 1999. Mr. Berger also served as the Company's Chief Executive Officer from January 1993 until December 1994. Prior to January 1993, Mr. Berger served as the President and Chief Operating Officer of the Company since 1977. Mr. Berger has been a director of the Company since its inception, except for the period between October 8, 1999 and April 11, 2000.

Jesse Choper was elected a director of the Company on October 8, 1999. Mr. Choper is the Earl Warren Professor of Public Law at the University of California at Berkeley School of Law, where he has taught since 1965. From 1960 to 1961 Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren.

Alan Cohen was appointed as a director of the Company on May 2, 2000. Mr. Cohen has been Chairman of Alco Capital Group, which specializes in corporate restructuring, reorganizations, and other turnaround situations, since 1975. Currently he serves as the court appointed trustee of County Seat Stores, Inc., a nation-wide chain of specialty apparel stores. Mr. Cohen is also on the Board of Directors of Ames Department Stores, Inc.

Jeremiah P. Murphy, Jr. was elected a director of the Company on October 8, 1999. Mr. Murphy has been the President of the Harvard Cooperative Society, a 177-year-old member based retail business, since 1991. From 1987 to 1991, Mr. Murphy was Vice-President/General Manager of Neiman Marcus' largest and most profitable store, North Park, Dallas, Texas.

Robert L. Patron was elected a director of the Company on October 8, 1999. Mr. Patron is a lawyer and successful real estate developer. Over the last 30 years, Mr. Patron has developed 65 commercial and residential properties in 13 states.

Joseph Pennacchio was elected a director of the Company on October 8, 1999. Mr. Pennacchio has been President of Aurafin LLC, a privately held jewelry manufacturer and wholesaler, since 1997. From May 1994 to May 1996, Mr. Pennacchio was President of Jan Bell Marketing, a $250 million jewelry retailer, which is listed on the American Stock Exchange. Mr. Pennacchio was also President of Jordan Marsh Department Stores from 1992 to 1994.

George T. Porter, Jr. was appointed a director of the Company on October 28, 1999. Mr. Porter was President of Levi's USA for Levi Strauss & Co. from 1994 to 1997. Beginning in 1974, Mr. Porter held various positions at Levi Strauss & Co., including President of Levi's Men's Jeans Division. Mr. Porter was also Corporate Vice President, General Manager, Nike USA from 1997 to 1998.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

Dennis R. Hernreich, 44, has been Senior Vice President, Chief Financial Officer and Treasurer since September 5, 2000. Prior to joining the Company, from 1996 through 1999, Mr. Hernreich held the position of Senior Vice President and Chief Financial Officer of Loehmann's Inc., a national retailer of women's apparel. Most recently, from 1999 to August 2000, Mr. Hernreich was Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a 275-store retail outlet chain operating under the name Rue 21.

Executive officers serve at the discretion of the Board of Directors.

Board of Directors and Committee Meetings

The Board of Directors met six times during the Company's fiscal year ended February 3, 2001 ("fiscal year 2001"). Messrs. Holtzman, Berger, Cohen, Choper, Levin, Murphy, Patron, Pennacchio, Porter and John J. Schultz, who later resigned from the Board, each attended at least 75 percent of the meetings of the Board.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and a Corporate Governance Committee, which are all made up of independent non-employee directors.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing and reporting practices of the Company. The committee meets at a minimum quarterly with management and the Company's independent auditors to review matters relating to the Company's financial reporting, the adequacy of internal accounting controls and the scope and results of audit work. The Audit Committee met nine times during fiscal year 2001. The present members of the committee are Messrs. Choper, Murphy and Pennacchio.

The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under the 1992 Stock Incentive Plan), supervises benefit plans and makes recommendations regarding them to the Board of Directors. The Compensation Committee met four times during fiscal year 2001. The present members of the committee are Messrs. Pennacchio and Choper.

The Corporate Governance Committee is responsible for performing functions related to governance of the Company, including, but not limited to, planning for the succession and promotion of executive officers of the Company, nominating individuals for election to the Board of Directors and establishing, coordinating and maintaining the Company's corporate compliance programs. The Corporate Governance Committee met two times during fiscal year 2001. The present members of the committee are Messrs. Pennacchio and Murphy.

All members attended at least 75 percent of the meetings of the committees on which they served during fiscal 2001.

The Corporate Governance Committee is responsible for reviewing the nomination of individuals for election to the Board of Directors by stockholders of the Company. Any stockholder wishing to nominate an individual for election to the Board of Directors must send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received by the Company within the time limits set by, and must in all other respects comply with, Section 4.16 of the Company's By-Laws in order for the proposed nominee to be considered for election to the Board of Directors. Any stockholder who has complied with the timing, informational and other requirements set forth in Section 4.16 and who seeks to make such a nomination, or such stockholder's representative, must be present in person at the Annual Meeting of Stockholders of the Company at which such nominee's election is to be considered.

Audit Committee

On December 14, 1999, the Securities and Exchange Commission (the "Commission") adopted new rules designed to improve disclosure relating to the functioning of audit committees and to enhance the reliability and creditability of financial statements of public companies. In accordance with these rules, the Audit Committee, comprised of Mr. Jesse Choper, Chairman, Mr. Joseph Pennacchio and Mr. Jeremiah P. Murphy, Jr. approved on May 12, 2000 a written charter for the committee. The Company is required to attach a copy of the charter every three years, effective for all proxy statements relating to meetings of stockholders held after December 15, 2000. A copy of the Charter of the Audit Committee is attached to this Proxy Statement as Exhibit A. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Report of the Audit Committee," included in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Persons serving on the Compensation Committee had no relationships with the Company in fiscal year 2001 other than their relationship to the Company as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to the Company as beneficial owners of shares of Common Stock and options exercisable for shares of Common Stock. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on such entity's board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Commission. The Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal year 2001 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 2001, the Company believes that the Reporting Persons complied with all applicable
Section 16(a) reporting requirements and all required reports were filed in a timely manner.

Executive Compensation

SUMMARY COMPENSATION TABLE. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company with respect to the Chief Executive Officer and the Chief Financial Officer of the Company as of February 3, 2001, the end of fiscal year 2001. The table also includes two former executives of the Company, including John
J. Schultz, former interim President and Chief Executive Officer from January 2000 through April 2000 and Dan O. Paulus, former Senior Vice President and General Merchandising Manager who resigned November 14, 2000 (collectively, the "Named Executive Officers"), for fiscal year 2001, the fiscal year ended January 29, 2000 ("fiscal year 2000") and the fiscal year ended January 30, 1999 ("fiscal year 1999").

Summary Compensation Table
                                                    Long-Term
    Name and                           Annual     Compensation
Principal Position       Fiscal     Compensation     Awards     All Other
(at February 3, 2001)     Year    Salary     Bonus   Options  Compensation(1)
-----------------------------------------------------------------------------

David A. Levin            2001   $ 311,758  $   -0-   300,000    $       449
 President and Chief
 Executive Officer

Dennis R. Hernreich       2001   $ 121,610  $  6,250   85,000    $    85,307
 Senior Vice President
 and Chief Financial
 Officer and Treasurer (2)

John J. Schultz           2001   $  63,179  $    -0-   60,000    $       -0-
 Former Interim           2000   $  58,000  $    -0-   30,000    $       -0-
 President and Chief
 Executive Officer (3)

Dan O. Paulus             2001   $ 221,928  $    -0-   35,000    $     5,570
 Former Senior Vice       2000   $ 233,700  $ 70,000      -0-    $     3,540
 President and General
 Merchandise Manager (4)

---------------
(1) The amounts disclosed in this column with respect to fiscal year 2001 represent:
    (i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Levin $449 and Mr. Hernreich $307) and former executive officer (Mr. Paulus $320); (ii) matching contributions made by the Company for the benefit of a former executive officer to the Company's retirement plan (the "401(k) Plan") established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") (Mr. Paulus $5,250); and
    (iii) reimbursement for relocation costs (Mr. Hernreich $85,000).

(2) Mr. Hernreich's employment agreement entitles him to receive a minimum monthly payment in respect of his annual bonus at the rate of $1,250 per month. Any annual bonus that the Compensation Committee determines shall be paid to Mr. Hernreich would be reduced by the total of all such payments made to the executive. During fiscal year 2001, Mr. Hernreich received a total of $6,250, which represents five months of such payments from the commencement of Mr. Hernreich's employment with the Company through the end of such fiscal year.

(3) Mr. Schultz acted as the Company's interim President and Chief Executive Officer from October 20, 1999 until April 10, 2000.

(4) Mr. Paulus served as the Company's Senior Vice President and General Merchandise Manager until November 2000.


OPTION GRANTS TABLE. The following table sets forth certain information as of February 3, 2001, regarding stock options granted during fiscal year 2001 by the Company to the Named Executive Officers.

Option Grants in Last Fiscal Year

                     Individual Grants                     Potential Realizable
                    Number of   Percent of                      Value of Assumed
                   Shares of   Total Options                    Annual Rates of
                   Common Stock Granted to                         Stock Price
                    Underlying  Employees  Exercise   Expir-   Appreciation for
                     Options    in Fiscal  Price Per  ation      Option Term(1)
                   Granted (2)    Year      Share      Date     5%         10%
-------------       --------   ---------   ----    -------   -------   ---------

David A. Levin (3)    300,000 (4) 33.8%   $1.19   3/21/10  $ 224,515  $ 568,966

Dennis R. Hernreich (3)60,000 (4)  6.8%    2.06    9/4/10  $  77,731  $ 196,987
                       25,000      2.8%    2.38  11/27/10  $  37,419  $  94,828

---------------
(1) During fiscal year 2001, the Company also granted options to the former executives, Mr. Schultz and Mr. Paulus. Mr. Schultz resigned as a director of the Company in January 2001. In conjunction with his resignation, Mr. Schultz exercised all options vested at that time and sold the shares issued upon such exercise back to the Company. See "Certain Relationships and Related Transactions-Arrangements with Other Directors" for a more detailed discussion. Mr. Paulus, who resigned in November 2000, was granted 35,000 options in May 2000, and these options expired unexercised.

(2) The amounts shown on these columns represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation (based on a market value on the date of the grant) of 5% and 10% compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

(3) On May 26, 2001, subsequent to the end of the fiscal year, the Company granted Mr. Levin and Mr. Hernreich 125,000 and 100,000 stock options, respectively. All of these stock options were granted at an exercise price of $3.88, the closing price of the stock on the date of grant, and vest over three years.

(4) Options granted, in part outside of the 1992 Stock Incentive Plan, in connection with initial employment.


OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE. The following table sets forth information for the Named Executive Officers, including former executive officers, with respect to the exercise of stock options during fiscal year 2001 and the fiscal year-end value of unexercised options.

Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option
Values

                                                       Number of Securities
                                                  Underlying Unexercised Shares
                      Shares                            Unexercisable Shares (1)
                    Acquired on       Value        ----------------------------
Name                Exercise (#)    Realized($)      # of Shares     Value $
--------------      -----------     -----------    -------------    -----------
David A. Levin           -0-             -0-          300,000        $318,750
Dennis R. Hernreich      -0-             -0-           60,000        $ 11,250
John J. Schultz      105,000          $97,032            -0-             -0-
Dan O. Paulus         25,000          $21,093            -0-             -0-

---------------------
(1) Amounts are based on the difference between the closing price of the Company's Common Stock on February 2, 2001 ($2.25) and the exercise price. There were no options exercisable by the Named Executive Officers at February 3, 2001. Options, which were anti-dilutive due to their exercise prices being above the $2.25 closing price at fiscal year-end, are excluded from the above table.


401(k) Plan

On January 27, 1993, the Board of Directors adopted the 401(k) Plan. All eligible employees of the Company are entitled to participate in such plan. The 401(k) Plan permits each participant to defer up to fifteen percent of such participant's annual salary up to a maximum annual amount ($10,500 in calendar years 2000 and 1999). The Board of Directors of the Company may determine, from fiscal year to fiscal year, whether and to what extent the Company will contribute to the 401(k) Plan by matching contributions made to such plan by eligible employees. During fiscal year 2001, the matching contribution by the Company continued to be 50% of contributions by eligible employees up to a maximum of six percent of salary.

Key Man Insurance

The Company has obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Levin.

Employment Agreements

The Company entered into an employment agreement, effective as of March 31, 2000, with David A. Levin for a two-year term ending April 10, 2002. Mr. Levin's agreement was extended as of April 10, 2001 by unanimous consent of the Board of Directors for an additional two-year term to end on April 10, 2004.

As of September 4, 2000, the Company entered into an employment agreement with Dennis R. Hernreich for a one-year term ending September 1, 2001. Mr. Hernreich's agreement was also extended as of April 25, 2001 by unanimous consent of the Board of Directors for an additional one-year term to end on September 4, 2002.

Both Mr. Levin's and Mr. Hernreich's employment agreements (collectively, the "Employment Agreements") automatically renew for successive one-year terms unless either party notifies the other to the contrary at least 90 days prior to expiration of the then current term.

The Employment Agreements require each of Messrs. Levin and Hernreich to devote substantially all of his time and attention to the business of the Company as necessary to fulfill his respective duties. Pursuant to the Employment Agreements, Messrs. Levin and Hernreich will be paid a base salary at an annual rate of $375,000 and $225,000, respectively. Mr. Hernreich's agreement also contains a guaranteed discretionary prepayment of bonus in the amount of $15,000 annually. The Employment Agreements provide that the annual rate of base salary for the renewal term may be increased by the Compensation Committee of the Board of Directors in its sole discretion. The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Compensation Committee. While Messrs. Levin and Hernreich are employed by the Company, the Company will provide each executive an automobile allowance in the amount of $600.00 per month. Each executive is entitled to vacation and to participate in and receive any other benefits customarily provided by the Company to its senior executives (including any bonus, retirement, short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), including stock option plans, all as determined from time to time by the Compensation Committee.

Mr. Levin is entitled to receive an annual bonus of up to 50%, and Mr. Hernreich is entitled to receive an annual bonus of up to 45%, of their respective annual base salaries depending on the performance of the Company. The Compensation Committee of the Board of Directors shall determine, in its sole discretion, the amount of bonus to be paid. Mr. Levin is entitled to receive an annual bonus of 10% if the Company meets its annual projections for its fiscal budget plan, as approved by the Board of Directors. Any bonus paid to Mr. Hernreich will first be reduced by the amount of the prepaid discretionary bonus discussed above. With the exception of the $6,250 paid to Mr. Hernreich as a discretionary bonus, no bonuses were paid to either Mr. Hernreich or Mr. Levin for the fiscal year ending February 3, 2001.

Mr. Hernreich's Employment Agreement also provides for reimbursement of expenses to relocate to the Boston area. In accordance with his agreement, Mr. Hernreich is entitled to receive a total amount of $85,000 for moving costs associated with his relocation to Boston. In addition, Mr. Hernreich is entitled to receive reimbursement for reasonable expenses associated with his temporary living arrangements.

The Employment Agreements provide that in the event the executive officer's employment is terminated by the Company at any time for any reason other than "justifiable cause" (as defined in the Employment Agreements), disability or death, the Company is required to pay executive the lesser of (1) the base salary for the remaining term of the Employment Agreements or (2) an amount equal to one half of the executive's annual base salary. If the remaining term of the Employment Agreements on the date of termination is more than six months, the executives must make a good faith effort to find new employment and mitigate damages, costs and expenses to the Company. If he is terminated without justifiable cause within one year after a Change of Control of the Company (as defined in the Employment Agreements) has occurred, the executive shall receive a lump sum payment in the amount equal to the greater of (1) the base salary for the remaining term of the Employment Agreement or (2) amount equal to the current base salary for one year. The Employment Agreements contain confidentiality provisions pursuant to which each executive agrees not to disclose confidential information regarding the Company. The Employment Agreements also contain covenants pursuant to which each executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which competes with the business of the Company.

For purposes of the Employment Agreements, a "Change in Control of the Company" shall mean (i) any sale of all or substantially all of the assets of the Company to any person or group of related persons within the meaning of
Section 13(d) of the Exchange Act ("Group"), (ii) any acquisition by any person or Group of shares of capital stock of the Company representing more than 50% of the aggregate voting power of the outstanding capital stock of the Company entitled under ordinary circumstances to elect the directors of the Company ("Voting Stock") or (iii) any replacement of a majority of the Board of Directors of the Company over the twelve-month period following the acquisition of shares of the capital stock of the Company representing more than 10% of the Voting Stock by any person or Group which does not currently own more than 10% of such Voting Stock (unless such replacement shall have been approved by the vote of the majority of the directors then in office who either were members of the Board of Directors at the beginning of such twelve-month period or whose elections as directors were previously so approved).

On May 25, 2001, the Board of Directors determined to hire Seymour Holtzman, who has served as the Company's non-employee Chairman of the Company, as an officer and employee of the Company and to extend the Company's consulting agreement with Jewelcor Management, Inc. on a reduced basis, subject to further negotiation and documentation. In connection with the hiring of Mr. Holtzman, the Board determined to grant Mr. Holtzman an option, outside of the 1992 Stock Incentive Plan, to purchase an aggregate of 300,000 shares of the Company's Common Stock at an exercise price of $3.88 per share, equal to the closing price of the Common Stock on that date. The option will vest at a rate of 100,000 shares per year over three years and expires 10 years from the date of grant. It is anticipated that the option will represent the principal portion of Mr. Holtzman's compensation as an employee of the Company. The other terms of Mr. Holtzman's employment remain subject to further negotiation and documentation. See "Certain Relationships and Related Transactions-Jewelcor Management, Inc."



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known by the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock as of June 4, 2001. The Company is informed that, except as indicated, each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable.

                                                                      Percent
                                            Number of Shares         of Class
Name and Address of Beneficial Owner       Beneficially Owned        (1), (3)
------------------------------------------------------------------------------

Jewelcor Management, Inc. ................     3,011,916 (2)           20.13%
100 N. Wilkes Barre Blvd.
Wilkes Barre, Pennsylvania 18702


Stanley I. Berger.........................       976,602                5.89%
100 Essex Road
Chestnut Hill, Massachusetts 02467

--------------
(1) As of June 4, 2001, 14,473,486 shares of Common Stock were issued and outstanding.

(2) The Company has received an Amendment No. 34 to Schedule 13D dated June 4, 2001, stating that Jewelcor Management, Inc. ("JMI") was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table. As of such date, JMI had sole voting and dispositive power, within the meaning of Rule 13d-3 of the Exchange Act, with respect to 3,011,916 of those shares, which includes options to acquire 400,000 shares of common stock. Excludes 22,608 shares, including options to acquire 15,000 shares, owned individually by Seymour Holtzman and 17,500 shares owned by Mr. Holtzman's grandchildren. Mr. Holtzman is the Chairman, President and Chief Executive Officer and, indirectly with his wife, the primary shareholder of JMI.

(3) The Company is aware of an Amendment No. 4 to Schedule 13G dated May 30, 2001, stating that Grace & White, Inc. ("Grace & White") is no longer a beneficial owner of more than five percent of the Common Stock of the Company.

Security Ownership of Management

The following table sets forth certain information as of June 4, 2001 with respect to the directors of the Company, the Named Executive Officers, and the directors and executive officers of the Company as a group. Except as indicated, each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable.

                                                  Number of Shares   Percent of
Name and Title                                   Beneficially Owned   Class (1)
--------------------------------------------------------------------------------

Seymour Holtzman                                       3,052,024 (2)    20.26%
  Chairman of the Board and Director

David A. Levin                                           315,500 (3)     2.16%
  Chief Executive Officer, President and Director

Dennis R. Hernreich                                       22,600            *
  Chief Financial Officer, Senior Vice President and Treasurer

Stanley I. Berger                                        991,602 (4)     6.84%
  Director

Jesse Choper                                              50,740 (5)        *
  Director

Alan Cohen                                                21,378 (4)        *
  Director

Jeremiah P. Murphy, Jr.                                   42,665 (5)        *
Director

Robert L. Patron                                         594,714 (6)     4.10%
  Director

Joseph Pennacchio                                         40,069 (5)        *
  Director

George T. Porter, Jr.                                     58,207 (7)        *
  Director

Directors and Executive Officers as a group
(10 persons) (9)                                       5,189,499 (8)    34.25%

---------------
  *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 14,473,486 shares of Common Stock outstanding as of June 4, 2001, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2) Mr. Holtzman may be deemed to have shared voting and investment power over 3,052,024 shares of Common Stock which includes 3,011,916 beneficially owned by JMI, of which Mr. Holtzman is the Chairman, President and Chief Executive Officer and indirectly, with his wife, the sole shareholder; 22,608 owned individually which includes 15,000 shares subject to stock options exercisable within 60 days; and 17,500 shares owned by Mr. Holtzman's grandchildren as to which he disclaims beneficial ownership.

(3) Includes 100,000 shares subject to stock options exercisable within 60 days.

(4) Includes 15,000 shares subject to stock options exercisable within 60 days.

(5) Includes 15,001 shares subject to stock options exercisable within 60 days.

(6) Includes 45,001 shares subject to stock options exercisable within 60 days, 30,000 shares of which are held by Business Ventures International, Inc. Mr. Patron is the sole owner of Business Venture International, Inc.

(7) Includes 45,001 shares subject to stock options exercisable within 60 days.

(8) Includes 680,005 shares subject to stock options exercisable within 60 days.

(9) Excludes shares, if any, owned by Mr. Schultz and Mr. Paulus, each of whom ceased to be an executive officer of the Company during fiscal year 2001.

Director Compensation

During fiscal year 2001, non-employee directors of the Company were paid $3,000 plus expenses for each meeting of the Board of Directors in which they participated. During fiscal year 2001, non-employee directors of the Company were paid, in addition to reimbursement of expenses, for meetings of committees of the Board in which they participated as follows: $3,000 for each Compensation Committee meeting: $1,500 for each Audit Committee meeting; and $1,500 for each Corporate Governance Committee meeting. During fiscal year 2001, non-employee directors of the Company were also eligible to participate in the Company's 1992 Stock Incentive Plan, as amended (the "1992 Stock Incentive Plan"). Prior to January 20, 2000, under the provisions of the 1992 Stock Incentive Plan, each non-employee director of the Company who was elected by the stockholders to the Board would automatically be granted, upon such election, a stock option to purchase 10,000 shares of Common Stock at the fair market value of Common Stock on the date of grant. Each non-employee director of the Company who was re-elected by the stockholders to the Board would be granted, upon such re-election, a stock option to purchase 3,000 shares of Common Stock at the then fair market value of Common Stock. On January 20, 2000, the Board of Directors amended the plan to provide for the grant to each non-employee director of the Company a stock option to purchase 15,000 shares of Common Stock upon such director's election and a stock option to purchase 15,000 shares of Common Stock upon such director's re-election. Each of such stock options becomes exercisable in three equal annual installments commencing twelve months following the date of grant, or in the case of options granted June 26, 2001 or after become exercisable in three equal installments commencing with the date of grant. All options are granted with a term of ten-years.

The 1992 Stock Incentive Plan also provides that non-employee directors of the Company may elect to receive all or a portion of their directors' fees, on a current or deferred basis, in shares of Common Stock that are free of any restrictions under the 1992 Stock Incentive Plan ("Unrestricted Stock") by entering into an irrevocable agreement with the Company in advance of the beginning of a calendar year. During fiscal year 2001, all non-employee directors elected to receive their directors' fees in shares of Common Stock.



COMPENSATION COMMITTEE REPORT

Decisions concerning the compensation of the Company's executive officers generally are made by the three-member Compensation Committee. Each member of the Compensation Committee is a non-employee director of the Company. This Compensation Committee Report summarizes the Company's executive officer compensation practices and policies for fiscal year 2001. The Compensation Committee consists of two members, Joseph Pennacchio and Jesse Choper.

Compensation Policies

The Company's compensation policies are designed to link executive officer compensation to the annual and long-term performance of the Company and to provide industry-competitive compensation for such officers. The Company's executive officer compensation consists of two key components: (1) an annual component, consisting of annual base salary and annual incentive bonus, if any, and (2) a long-term component consisting of the grant of stock options.

The policies with respect to each of these elements, as well as the bases for determining the compensation of the Company's executives, are described below.

(1) Annual Component: Base Salary
The Compensation Committee reviews all base salaries for executive officers and establishes them by reviewing the performance of each executive officer, evaluating the responsibilities of each executive officer's position and comparing the executive officers' salaries with salaries of executive officers of other companies in the specialty retail apparel industry (the "Industry"). The Compensation Committee defines the Industry as public companies in the specialty retail apparel business with similar sales and market capitalization. Annual base salary adjustments are influenced by the Company's performance in the previous fiscal year and the individual's contribution to that performance, the individual's performance, promotions of the individual that may have occurred during the fiscal year, and any increases in the individual's level of responsibility (which is measured by various factors including, but not limited to, the number of departments and employees for which the executive officer is responsible). Under the Company's employment agreements with Mr. Levin and Mr. Hernreich, compensation for such executive officers had a base salary element and annual cost of living increases for fiscal year 2002.

(2) Long-Term Component: Stock Options
To align executive officers' interests more closely with the interests of the stockholders of the Company, the Company's long-term compensation program emphasizes the grant of stock options exercisable for shares of Common Stock. The amount of such awards is determined one or more times in each fiscal year by the Compensation Committee. Stock options normally are granted to executive officers in amounts based largely upon the size of stock-based awards of other companies in the Industry for comparable positions as well as the availability of shares of Common Stock under the 1992 Stock Incentive Plan. The Compensation Committee may take into account other factors in determining the size of stock option grants, including, but not limited to, the need to attract and retain individuals the Compensation Committee perceives to be valuable to the Company.

In addition to the foregoing, executive officers receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to the Company's eligible employees. After one year of service with the Company, the executive officers are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied to corporate performance.

The Commission requires that this Compensation Committee Report comment upon the Compensation Committee's policy with respect to Section 162(m) of the Internal Revenue Code, which limits the Company's tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

Prior to the hiring of Mr. Levin as President and Chief Executive Officer in April 2000, the Compensation Committee approved the appointment of John J. Schultz as interim Chief Executive Officer and President after Mr. Reichman resigned on October 20, 1999. The Committee negotiated a consulting agreement ("Consulting Agreement") with Mr. Schultz. The Consulting Agreement paid Mr. Schultz $2,000 per day of service, plus out-of-pocket expenses. In addition, Mr. Schultz received 15,000 options per year of service. These options were fully vested and had a ten-year expiration period. On April 10, 2000, the Committee granted Mr. Schultz additional 65,000 options, which had a thirty-month vesting period and a ten-year term. Mr. Shultz's duties as Chief Executive Officer and President ended on April 11, 2000 and Mr. Schultz remained a Director of the Company until January 2001.


                         THE COMPENSATION COMMITTEE
                            Joseph Pennacchio
                               Jesse Choper

ITEM 2

PROPOSAL TO AMEND DESIGNS, INC. 1992 STOCK INCENTIVE PLAN TO ALLOW THE COMPANY TO GRANT OPTIONS WITH RESPECT TO UP TO 270,000 SHARES OF THE COMMON STOCK TO ANY INDIVIDUAL PARTICIPANT DURING ANY FISCAL YEAR WITH AN EXERCISE PRICE NOT LESS THAN FAIR MARKET VALUE OF SUCH STOCK ON THE DATE OF GRANT.

Under the current terms of Designs, Inc. 1992 Stock Incentive Plan (the "1992 Plan"), no individual participant may be granted options covering more than 75,000 shares of the Company's Common Stock unless the exercise price for such options is equal to not less than 200% of the Fair Market Value (as defined) of the Common Stock on the date of grant. On May 25, 2001, the Company's Board of Directors approved an amendment to the 1992 Plan which, if approved by the Company's stockholders, would apply a single maximum of 270,000 shares to option grants under the 1992 Plan to any individual participant in any fiscal year, regardless of the exercise price of such options.

As amended, the last sentence of Section 3(a) of the 1992 Plan would provide in its entirety as follows:

     "No individual participant in the Plan may, during any fiscal year of the Company, be granted one or more Stock Options the sum of which cover more than 270,000 shares of Stock (such amount being subject to adjustment in accordance with Section 3(b) hereof)."

The 1992 Plan is administered by the non-employee director members of the Compensation Committee or any other committee of not less than two non-employee directors performing similar functions, as appointed by the Company's Board of Directors from time to time (the "Committee"), and permits the granting to officers and key employees, at the discretion of such Committee, of a variety of stock incentive awards based on the Common Stock of the Company. Awards under the 1992 Plan include stock options (both incentive options and non-qualified options), grants of conditioned stock, grants of stock contingent upon the attainment of performance goals, and unrestricted grants of stock. Non-employee directors are also eligible to participate in the 1992 Plan on a limited basis.

Among other things, since the 1992 Plan was originally adopted, the Company's Common Stock has been subject to two successive three-for-two stock splits without any increase in the maximum number of shares subject to option grants in any fiscal year under the 1992 Plan. Moreover, the per share price of the Company's Common Stock, as adjusted for such splits, was substantially higher at the time the 1992 Plan was adopted. Under the circumstances, and with a view to recruiting, retaining and incentivizing valuable personnel, the Board believes it is appropriate to increase the previous limitation and apply a single maximum of 270,000 shares to option grants under the 1992 Plan to any individual participant in any fiscal year, regardless of the exercise price of such options. The 1992 Plan will continue to require that the option exercise price be not less than 100% of the Fair Market Value (as defined) on the date of grant.

In addition to being required by the terms of the 1992 Plan, stockholder approval of the amendment will permit compensation resulting from options granted thereunder to constitute qualified "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

Approval of the amendment to the 1992 Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE 1992 PLAN.

Summary of the 1992 Plan
The following description of certain features of the 1992 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 1992 Plan. The Company will furnish without charge a copy of the 1992 Plan to any stockholder of the Company upon receipt from any such person of an oral, written or e-mail request for the Plan. Such request should be sent to the Company at Designs, Inc. 66 B Street, Needham, Massachusetts 02494, or made by telephone to the Secretary of the Company, Dennis R. Hernreich at
(781) 444-7222 or by e-mail at dhernreich@designsinc.com.

Plan Administration; Eligibility. The 1992 Plan is administered by the Compensation Committee. All members of the Committee must be "disinterested persons" as that term is defined under the rules promulgated by the Commission.

The Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1992 Plan. Persons eligible to participate in the 1992 Plan will be those employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Committee. Non-employee directors are also eligible to participate in the 1992 Plan on a limited basis.

Shares Issuable Under the 1992 Plan. The maximum number of shares of Common Stock reserved and available for issuance under the 1992 Plan is 4,430,000, of which an aggregate of 851,850 shares have been issued or reserved for issuance pursuant to options granted through February 3, 2001. The 1992 Plan presently provides that no individual participant may during any fiscal year of the Company, be granted options covering more than 75,000 shares of Common Stock, provided that an individual participant may be granted options covering up to 270,000 shares of Common Stock during any fiscal year if all such options have an exercise price equal to not less than 200% of the Fair Market Value (as defined) of the Common Stock on the date of grant. As proposed to be amended, the 1992 plan would apply the 270,000 share limitation to all grants regardless of exercise price.

Stock Options for Employees. The 1992 Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code, and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the shares on the date of grant.

The term of each option shall be fixed by the Committee and may not exceed 10 years from date of grant in the case of an Incentive Option. The Committee shall determine at what time or times each option may be exercised and, subject to the provisions of the 1992 Plan, the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. In general, no stock option may be exercisable until at least six months after the date of grant.

Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Committee or, if the Committee so permits, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instruction to the broker from the optionee.

At the discretion of the Committee, options granted under the 1992 Plan may include a so-called "reload" feature pursuant to which an optionee exercising an option by delivery of shares of Common Stock may be automatically granted an additional option to purchase that number of shares equal to the number delivered to exercise the original option.

To qualify as Incentive Options, options must meet additional federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Options for Non-Employee Directors. Under the 1992 Plan, all directors of the Company who are not employees of the Company and who are initially elected to the Board of Directors on or after the approval of the 1992 Plan by the stockholders shall automatically be granted at such election a Non-Qualified Option to purchase 10,000 shares of Common Stock. Upon re-election of any non-employee director on or after the date of approval of the 1992 Plan by the stockholders, such non-employee director will automatically be granted a Non-Qualified Option to purchase 3,000 shares of Common Stock. The exercise price per share of each option will be equal to the fair market value of the shares of Common Stock on the date the option is granted. In general, options granted to non-employee directors will become exercisable over a three-year period after the date of grant, and no such option will be exercisable during the first year after its grant. In November 1999, the Board of Directors amended the 1992 Plan to provided a grant of 15,000 options upon election and automatic grant of 15,000 options upon re-election.

Conditioned Stock. The Committee may also award shares of Common Stock to officers and key employees subject to such conditions and restrictions as such Committee may determine ("Conditioned Stock"). These conditions and restrictions may include the achievement of certain performance objectives and/or continued employment with the Company through a specified restricted period. The purchase price, if any, of shares of Conditioned Stock shall be determined by the Committee.

If a participant who holds shares of Conditioned Stock terminates employment for any reason (including death) prior to the achievement of certain performance objectives and/or prior to the end of the restricted period applicable to such Conditioned Stock, the Company shall have the right to repurchase the shares or to require their forfeiture in exchange for the amount, if any, which the participant paid for them. Prior to the fulfillment of the applicable conditions, the participant will have all rights of a stockholder with respect to the shares of Conditioned Stock, including voting and dividend rights, subject only to the conditions and restrictions set forth in the 1992 Plan or in his Conditioned Stock award.

Unrestricted Stock. The Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the 1992 Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to employees pursuant to other bonus plans of the Company. Non-employee directors of the Company may elect to receive all or a portion of their directors' fees, on a current or deferred basis, in shares of Unrestricted Stock by entering into an irrevocable agreement with the Company at least six months in advance of the beginning of a calendar year. Employees, with the permission of the Committee, may make similar irrevocable elections to receive a portion of their compensation in Unrestricted Stock.

Performance Share Awards. The Committee may also grant a performance share award to employees entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Committee shall determine ("Performance Share Award"). Except as otherwise determined by the Committee, rights under a Performance Share Award not yet earned will terminate upon a participant's termination of employment.

Deferrals; Nature of Company's Obligations Under the 1992 Plan. The Committee may require or may permit participants to make elections to defer receipt of benefits under the 1992 Plan. The Committee may also provide for the accrual of interest or dividends on benefits deferred under the 1992 Plan on such terms as the Committee may determine. Unless the Committee expressly determines otherwise, participants in the 1992 Plan will have no rights greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and other arrangements to meet the Company's obligations under the 1992 Plan, provided that such trusts and arrangements are consistent with the foregoing sentence.

Adjustments for Stock Dividends, Mergers, Etc. The Committee shall make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Committee in its discretion may provide for substitution or adjustments or may (subject to the provisions described below under "Change of Control Provisions") accelerate or, upon payment or other consideration for the vested portion of any award as the Committee deems equitable in the circumstances, terminate such awards.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the 1992 Plan and the Committee may at any time amend or cancel outstanding awards (or provide substitute awards at the same or a reduced exercise or purchase price) for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action shall be taken which adversely affects any rights under outstanding awards without the holder's consent. Moreover, no such amendment, unless approved by the stockholders of the Company, shall be effective if it would cause the 1992 Plan to fail to satisfy any then applicable incentive stock option rules under federal tax law or applicable requirements of Rule 16b-3 under the Securities Exchange Act of 1934, or cause any member of the Committee to cease to be a "disinterested person" as defined thereunder. Currently, the incentive stock option regulations would require stockholder approval for an increase in the maximum number of shares issuable pursuant to Incentive Options under the 1992 Plan or a modification in eligibility requirements under the 1992 Plan, and Rule 16b-3 would currently require such approval if the amendment materially increased benefits accruing to participants under the 1992 Plan, materially increased the number of securities issuable under the 1992 Plan or materially modified eligibility requirements under the 1992 Plan.

Change of Control Provisions. The 1992 Plan provides that in the event of a "Change of Control" (as defined in the 1992 Plan) of the Company, all stock options shall automatically become fully exercisable, subject to the limitations on exercisability applicable to Incentive Options. Restrictions and conditions on awards of Conditioned Stock shall automatically be deemed waived. In addition, at any time prior to or after a Change of Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

Tax Aspects Under the U.S. Internal Revenue Code
The following is a summary of the principal federal income tax consequences of transactions under the 1992 Plan. It does not describe all federal tax consequences under the 1992 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is realized by an optionee upon the grant or exercise of an Incentive Option. If shares issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant or within one year after the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) there will be no deduction for the Company for Federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of Common Stock.
If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability).

Non-Qualified Options. With respect to Non-Qualified Options under the 1992 Plan, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

Conditioned Stock. A recipient of Conditioned Stock generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time that the stock is no longer subject to forfeiture, minus any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Code, within 30 days of the date of issuance of the Conditioned Stock, will realize ordinary income on the date of issuance equal to the fair market value of the shares of Conditioned Stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not he entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. The Company generally will receive a tax deduction equal to the amount includable as ordinary income to the recipient.

Unrestricted Stock. The recipient of Unrestricted Stock will generally be subject to tax at ordinary income rates on the fair market value of such Unrestricted Stock on the date that such Unrestricted Stock is issued to the participant. The Company generally will be entitled to a deduction equal to the amount treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares. The recipient of a Performance Share Award will generally be subject to tax at ordinary income rates on the fair market value of any Common Stock issued under the award, and the Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the recipient.

Dividends. Dividends paid on Common Stock (including Conditioned Stock) will be taxed at ordinary income rates to the recipients Generally, the Company will not be entitled to any deduction for dividends, except in the case of dividends paid on Conditioned Stock with respect to which no Section 83(b) election has been filed.

Payment In Respect of a Change of Control. The 1992 Plan provides for acceleration or payment of awards and related shares in the event of a Change of Control as defined in the 1992 Plan. Such acceleration or payment may cause the consideration involved to be treated in whole or in part as "parachute payments" under the Code. Any such "parachute payments" may be non-deductible to the Company in whole or in part, and the recipient may be subject to a 20% excise tax on all or part of such payments.

ITEM 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders of the Company, the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending February 2, 2002. Ernst & Young LLP were engaged as the Company's auditors in October 2000. If stockholders fail to ratify the selection of such auditors, the Board of Directors will reconsider the selection. Fees for the last annual audit were $115,000 and all other fees were $66,000, which included fees for audit related services. Audit related services generally include fees for pension and statutory audits, accounting consultations and SEC registration statements.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative stockholder return with that of a broad market index (Standard & Poor's Industrials Index) and one published industry index (Standard & Poor's 500 - Composite Retail Index) for each of the most recent five years ended January
31. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on January 31, 1996. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect January 31 of each year and do not reflect fluctuations between those dates. In addition there is a chart of the annual percentage return of the Company's Common Stock, the S & P Industrial-Wed and Composite Retail 500.


[Chart showing Total Shareholder Return for the past five fiscal years omitted.]


                            Annual Return Percentage
                                  Years Ending
Company/Index           Jan 97    Jan 98    Jan99    Jan 00   Jan 01    May 01
-------------------------------------------------------------------------------
DESIGNS, INC.             4.35    (63.54)    28.58   (46.67)   50.00     86.67
S&P INDUSTRIALS-WED      21.18     23.80     32.14    16.12    (8.48)   (10.32)
COMPOSITE RETAIL- 500    17.92     46.73     62.73    (1.65)    3.46      0.08

                               Indexed Returns
                       Base Period
Company/Index            Jan 96  Jan 97  Jan 98  Jan 99   Jan00  Jan 01  May 01
------------------------------------------------------------------------------
DESIGNS, INC.              100   104.35   38.04   48.91   26.09   39.13  73.04
S&P INDUSTRIALS-WED        100   121.18  150.02  198.23  230.19  210.67 188.92
COMPOSITE RETAIL - 500     100   117.92  173.03  281.57  276.94  286.51 286.75


To supplement the five-year historical performance shown above, below is a Performance Graph which compares the Company's cumulative stockholder return since the change in control which occurred in October 1999. At the Company's Annual Meeting of Stockholders, which was held in October 1999, the stockholders voted to elect a new slate of directors supported by Jewelcor Management, Inc., the Company's largest stockholder.

[Chart showing Total Shareholder Return since October 1999 omitted.]


Limitation of Liability; Indemnification

The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for (i) any breach of the directors' duty of loyalty to a company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit. The effect of this provision of the Certificate of Incorporation is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

The Certificate of Incorporation and the Company's By-Laws further provide for indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.


Certain Relationships and Related Transactions

Jewelcor Management, Inc.
On October 28, 1999, the Company entered into a consulting agreement with Jewelcor Management, Inc. ("JMI") to assist in developing and implementing a strategic plan for the Company and for other related consulting services as may be agreed upon between JMI and the Company. Seymour Holtzman, who became the Company's Chairman of the Board on April 11, 2000, is beneficial holder of approximately 20.2% of the Common Stock of the Company (principally held by JMI). He is also the President and Chief Executive Officer, and indirectly, with his wife, the shareholder of JMI. The total value of the compensation paid to JMI under this agreement which ended April 29, 2000 consisted of (i) a stock option to purchase 400,000 shares of the Company's Common Stock, which was valued by an independent third party, using a growth model, at $63,560 and (ii) the issuance of 203,489 shares of the Company's Common Stock, which had an aggregate market value of $240,000, totaling compensation paid of $347,560.

On June 26, 2000, the Company extended its consulting arrangement with JMI for an additional one-year period commencing on April 29, 2000 and ending on April 29, 2001. As payment for services rendered under this extended agreement, the Company issued to JMI 182,857 non-forfeitable and fully vested shares of the Company's Common Stock. The fair value of those shares on June 26, 2000, the date of issuance, was $240,000 or $1.3125 per share. The agreement also includes a significant disincentive for non-performance, which would require JMI to pay to the Company a penalty equal to 150% of any unearned consulting services.

In fiscal 2000, the Company also reimbursed JMI in the amount of $400,000, which was paid in shares of the Company's Common Stock, for expenses incurred by JMI in connection with the October 1999 proxy solicitation. Based on the closing price of the stock on October 29, 1999, JMI received 346,021 shares of the Company's Common Stock.

On May 25, 2001, the Board of Directors of the Company determined to hire Mr. Holtzman, who has acted as the non-employee Chairman of the Board, as an executive officer and employee of the Company and to extend the Company's consulting agreement with JMI on a reduced basis, subject to further negotiation and documentation. See "Employment Agreements" above.

Arrangements with Other Directors
In fiscal year 2000, the Company also entered into three consulting agreements with three of its other Board members: John J. Schultz, Robert L. Patron and George T. Porter, Jr.

On October 28, 1999, the Company engaged John J. Schultz, under a consulting agreement, to act as President and Chief Executive Officer of the Company on an interim basis and to assist in the search for a permanent President and Chief Executive Officer. Mr. Schultz was paid a rate of $2,000 per day, payable at his election in cash or in shares of Common Stock, plus reimbursement of reasonable out-of-pocket expenses. Mr. Schultz was paid $63,179 and $83,311 as compensation and reimbursement of related expenses during fiscal 2001 and 2000, respectively. As part of his compensation, Mr. Schultz was also granted stock options exercisable for up to 95,000 shares of the Company's Common Stock. The per share exercise price of these options was the closing price of the Common Stock on the date of grant. On January 12, 2001, Mr. Schultz resigned as a Director of the Company. In conjunction with his resignation, Mr. Schultz exercised 105,000 options and sold the shares issued upon exercise back to the Company. Such options related to his services as a board member in addition to his consulting agreement. The Company paid Mr. Schultz $97,032, which represented the spread between the closing price of the Company's Common Stock on January 12, 2001 of $2.1875 per share and the exercise price of the various options. The Company holds these 105,000 repurchased shares as treasury stock at February 3, 2001.

On November 19, 1999, the Company entered into a consulting agreement with Business Ventures International, Inc., a company affiliated with Robert Patron, a member of the Company's Board, to advise the Company with regard to real estate matters. As compensation for these services, Mr. Patron is paid a rate of $2,000 per day, payable at his election in cash or in shares of Common Stock, plus reimbursement of reasonable out-of-pocket expenses. Mr. Patron was paid $35,362 and $14,000 as compensation and reimbursement of related expenses for fiscal 2001 and 2000, respectively. As part of his compensation, Mr. Patron was also granted stock options exercisable for up to 30,000 shares of the Company's Common Stock. The per share exercise price of these options was the closing price of shares of Common Stock on the date of grant.

On February 8, 2000, the Company retained Mr. Porter as a consultant to advise the Company with regard to merchandising strategies and operations. As compensation for these services, Mr. Porter is paid a rate of $2,000 per day, payable at his election in cash or in shares of Common Stock, plus reimbursement of reasonable out-of-pocket expenses. Mr. Porter was paid $13,661 and $7,373 as compensation and reimbursement of related expenses for fiscal 2001 and 2000, respectively. As part of his compensation, Mr. Porter was also granted stock options exercisable for up to 30,000 shares of the Company's Common Stock. The per share exercise price of these options was the closing price of shares of Common Stock on the date of grant.

On June 26, 2000, the Company extended a loan to David A. Levin, its President and Chief Executive Officer, in the amount of $196,875 in order for Mr. Levin to acquire from the Company 150,000 newly issued shares of the Company's Common Stock at the closing price of the Common Stock on that day. The Company and Mr. Levin entered into a secured promissory note, whereby Mr. Levin agrees to pay to the Company the principal sum of $196,875 plus interest due and payable on June 26, 2003. The promissory note bears interest at a rate of 6.53% per annum and is secured by the 150,000 acquired shares of the Company's Common Stock.

Relationship with Independent Public Accountants

On October 11, 2000, the Company engaged Ernst & Young LLP as its new principal independent accountants. On October 3, 2000, Deloitte & Touche LLP ("Deloitte & Touche") had resigned as the Company's independent accountants. The appointment of Ernst & Young LLP as the Company's independent auditors was unanimously approved by the Audit Committee of the Company's Board of Directors.

Deloitte & Touche served as the Company's principal independent accountants from December 21, 1999 to October 3, 2000. During fiscal year 2000 and thereafter through October 3, 2000, there were no disagreements between the Company and Deloitte & Touche on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matters thereof in its reports. During the fiscal year 2000 and thereafter through October 3, 2000, there was no occurrence of the kinds of events described in Item 304(a)(1)(v) of Regulations S-K promulgated by the Commission. In addition, none of the reports issued by Deloitte & Touche concerning the Company's financial statements for the fiscal year end January 29, 2000 and thereafter through October 3, 2000 contained any adverse opinion or disclaimer of opinion. Such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Arthur Andersen LLP ("Arthur Andersen") served as the Company's principal independent accountants from June 19, 1998 to December 21, 1999. During fiscal year 1999 and thereafter through December 21, 1999, there were no disagreements between the Company and Arthur Andersen on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matters thereof in its reports. During the fiscal year 1999 and thereafter through December 21, 1999, there was no occurrence of the kinds of events described in Item 304(a)(1)(v) of Regulations S-K promulgated by the Commission. In addition, none of the reports issued by Arthur Andersen concerning the Company's financial statements for the fiscal year end January 27, 1999 and thereafter through December 21, 1999 contained any adverse opinion or disclaimer of opinion. Such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards board and considered the compatibility of non-audit services with the auditors' independence.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held nine meetings during the fiscal year ended February 3, 2001.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 3, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to ratification by the Company's stockholders, the selection of Ernst & Young LLP as the Company's independent auditors.

                           THE AUDIT COMMITTEE
                              Jesse Choper
                            Joseph Pennacchio
                          Jeremiah P. Murphy, Jr.


SOLICITATION

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors and employees of the Company without extra compensation, by telephone, facsimile or personal interview. D.F. King & Company, Inc. has been retained by the Company for a fee not to exceed $5,000 to aid in solicitation of proxies.

STOCKHOLDER PROPOSALS

Under the rules of the Commission, in order for any shareholder proposal to be included in the Company's proxy statement and proxy card for presentation at the 2002 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company at the Company's principal executive offices by February 22, 2002 (120 days before the anniversary date of the date this Proxy Statement is being mailed to the Company's stockholders).

The Company's By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of the Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative. Such procedural requirements are fully set forth in
Section 3.14 of the By-Laws. A stockholder's notice will be timely if delivered to, or mailed to and received by, the Company not less than seventy-five days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding Annual Meeting (the "Anniversary Date"). To bring an item of business before the 2002 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company not before April 2, 2002 nor later than May 17, 2002. In the event the Annual Meeting is scheduled to be held on a date more than thirty days before the Anniversary Date or more than sixty days after the Anniversary Date, however, a stockholder's notice will be timely delivered to, or mailed to, and received by, the Company not later than the close of business on the later of (a) the seventy-fifth day prior to the scheduled date of such Annual Meeting or (b) the fifteenth day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

OTHER MATTERS

     As of this date, management knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them. The Annual Report on Form 10-K for fiscal year ended February 3, 2001 is accompanying the Proxy Statement.





Exhibit A

DESIGNS, INC.
AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

ROLE AND RESPONSIBILITY


A.   INTRODUCTION

The role of the audit committee is to supervise and ensure the soundness of the Designs, Inc. ("Company") audit and its relationship with its independent accountants; and provide the Board, the independent accountants and the internal auditors with direct, non-management access to each other on a regular basis. The primary objective of the Audit Committee is to promote and preserve the integrity of the Company's financial statements and the independence and performance of the Company's external independent auditor.

B.   COMPOSITION

The Committee shall consist of not less than three non-employee Directors elected the Board of Directors who are not otherwise affiliates of the Corporation. The membership of the Committee must meet the requirements set forth in Rule 4310 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Board shall designate one member of the Audit
Committee to be Chairman of the Committee.   Accordingly, all members must be
Directors independent of management and free of any relationships which, in the opinion of the Board, would interfere with independent judgment as Committee members. A majority of the members shall be Directors who were not formerly officers of the Corporation or any of its subsidiaries. The Secretary of the Corporation shall serve as Secretary of the committee.

C.   ROLE OF THE COMMITTEE

     1. Reviews and sets the scope of the Accountants' annual examination and reviews the engagement letter and fees prior to the commencement of such examination.

     2. At the completion of the annual examination and prior to any public disclosure, the committee reviews:
        A. the financial statements, proxy and 10K;
        B. the independent public accountants "management letter" recommendations; and
        C. post-audit matters, including any differences between planned and actual scope of the audit.
        D. Review earnings releases.
        E. Review significant or unusual transactions and accounting estimates.

     3. Reviews recent and prospective opinions of the Accounting Principles Board and their impact upon the Corporation's accounting and financial statements.

     4. Reviews the adequacy of the Corporation's internal accounting controls and management information systems and reviews the quality and depth of staffing in the accounting and financial areas including internal controls.

     5. Reviews on an annual basis non-audit services and fees of public accounting firm responsible for the annual audit.

     6. The Committee Chairperson has authority to act for the Committee in engaging outside consultants for a special Audit Committee matter assignment up to $25,000.


The Committee reviews with management the adequacy of the Corporation's accounting controls and management information systems. In doing so, it:

     1. Reviews alternate accounting methods, practices and policies and authorized changes to be made where appropriate. Such changes are reported to the Board of Directors.

     2. Reviews implementation of recommendations made by the Corporation's independent public accountants including the "management letter" recommendations.

     3. Reviews additions or changes to internal controls, policies and practices.

     4. Reviews with the Vice President, Internal Auditing, the adequacy of the internal audit program and staff, and the findings of any significant reviews and audits.

In addition, the Committee:

     1. Reviews the performance of the corporation's independent public accountants and recommends to the Board the selection and engagement of such accountants.

     2. Reviews the results of the annual ethics and sensitive payments questionnaires and makes any additional inquiries it may deem appropriate.

     3. Reviews or directs the Vice President, Internal Auditing, to review any areas of concern with respect to the internal accounting system.

     4. Reports a summary of its actions and the results of its reviews to the next meeting of the Board.

     5. Provides the Corporation's independent public accountants and internal control staff with normal and easy access to the Board.

     6. Authorized special audits as needed.

     7. Reviews the consistency and adequacy of all interim financial disclosures based upon the limited review by the independent public accountants.

     8. Discusses with the internal auditor and the independent public accountant what steps are planned for a review of the Corporation's electronic data processing procedures and controls, and inquires as to the specific security programs to protect against computer fraud or misuse from both within and outside the Corporation.

     9. Inquiries as to the extent to which independent public accountants other than the principal auditor are to be used and understand the rationale for using them. The Committee should request that their work be coordinated and that an appropriate review of their work be performed by the principal auditor.

     10.Review in-house policies and procedures for regular review of officers' expenses and perquisites including any use of corporate assets, inquiries as to the results of the review and, if appropriate, reviews a summarization of the expenses and perquisites of the period under review.

D.   QUORUM

Majority of current membership.






                                    DESIGNS, INC.
                                    Notice of 2001
                                    Annual Meeting of
                                    Stockholders and
                                    Proxy Statement

                                    Tuesday, July 31, 2001
                                    9:00 A.M.

                                    Friars Club
                                    57 East 55th Street
                                    New York, New York

                                    Please sign your proxy and
                                    return it in the enclosed
                                    postage-paid envelope so
                                    that you may be represented
                                    at the Annual Meeting.